UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
(Rule 14a-101)
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CV Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)
Astellas Pharma, Inc., Astellas US Holding, Inc.,
Sturgeon Acquisition, Inc.

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The following press release was issued by Astellas Pharma Inc. on Friday, March 6, 2009:

Media Contacts	Investor Contact
Sard Verbinnen & Co	Georgeson Inc.
Jim Barron (212) 687-8080	Tom Gardiner (212) 440-9872
Andrew Cole (415) 618-8750
ASTELLAS TO NOMINATE TWO DIRECTORS AND SUBMIT PROPOSAL TO
REMOVE REMAINING FOUR DIRECTORS OF CV THERAPEUTICS
Tokyo, Japan, March 6, 2009 — Astellas Pharma Inc. today announced that its wholly owned subsidiary, Astellas US Holding, Inc., will nominate two directors for election to the Board of Directors of CV Therapeutics, Inc. (Nasdaq: CVTX) and submit a stockholder proposal to remove the remaining four directors at the 2009 Annual Meeting.
The election of the two Astellas nominees requires a plurality of the stockholder votes cast. Under CV Therapeutics’ certificate of incorporation, the remaining directors can be removed without cause by holders of 2/3 of the outstanding shares of CV Therapeutics.
Astellas has identified two highly qualified independent nominees to replace CV Therapeutics Chairman and Chief Executive Officer Louis G. Lange, M.D., Ph.D. and Director Thomas E. Shenk, Ph.D., the two CV Therapeutics directors whose terms of office expire at the 2009 Annual Meeting.
Astellas stated, “While we continue to prefer a negotiated agreement with CV Therapeutics, the refusal of the Board to engage us has left us no alternative but to take our offer directly to the company’s stockholders and also to ask them to elect a Board that is willing to consider opportunities to maximize value for all CV Therapeutics shareholders.”
Astellas is currently reviewing the recent changes made by CV Therapeutics to its bylaws, which require, among other things, that each nominee complete a questionnaire and provide a representation and agreement in connection with their nomination. Upon completion of this process, Astellas will disclose its nominees.

Astellas intends to provide formal notice of its nominees and stockholder proposal to CV Therapeutics prior to the deadline for submitting proposals for the 2009 Annual Meeting, as announced in the proxy statement for its 2008 Annual Meeting. CV Therapeutics has yet to announce a date for the 2009 Annual Meeting or a record date for the meeting. The 2008 Annual Meeting was held on May 20, 2008, and the record date was March 20, 2008.
On February 27, 2009, Astellas commenced a $16.00 per share cash tender offer, which represents a 41% premium to CV Therapeutics’ closing share price on January 26, 2009, the day prior to the public disclosure of Astellas’ proposal, and a 69% premium to CV Therapeutics’ 60-day average closing price ending January 26th. The tender offer is not conditioned on financing and represents a total equity value of approximately $1.1 billion. The offer and withdrawal rights are scheduled to expire at 12:01 a.m., New York City time on March 27, 2009, unless the offer is extended.
The complete Offer to Purchase, Letter of Transmittal and other offering documents have been filed with the U.S. Securities and Exchange Commission. CV Therapeutics’ stockholders may obtain copies of all of the offering documents, including the Offer to Purchase, free of charge at the SEC’s website (www.sec.gov) or by directing a request to Georgeson Inc., the Information Agent for the offer, at (212) 440-9800. Additional information about the transaction, including the offering documents, is also available at www.cvtxvalue.com.
On February 27, 2009, Astellas also filed a complaint in the Delaware Court of Chancery seeking, among other things, to invalidate recent amendments to CV Therapeutics’ “poison pill” stockholder rights plan. A copy of the complaint may be found at www.cvtxvalue.com.
About Astellas
Astellas Pharma Inc., with global headquarters in Tokyo and US headquarters in Deerfield, Illinois, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. The organization is committed to becoming a global pharmaceutical company by combining outstanding R&D and marketing capabilities and continuing to grow in the world pharmaceutical market.
Astellas was formed by the historical merger of Japan’s third and fifth largest pharmaceutical companies — Yamanouchi, founded in 1923, and Fujisawa, founded in 1894. Today, Astellas is one of the largest pharmaceutical companies in Japan with a market capitalization of approximately $17.7 billion as of January 26, 2009, and, for the fiscal year ended March 31, 2008, net income of approximately $1.8 billion.
The company has approximately 14,000 employees worldwide. This includes 7,500 in Japan, 3,300 in Europe, 2,200 in North America and 1,000 in Asia. Some of Astellas’ core products in the US are: Lexiscan® (regadenoson) and Adenoscan® (adenosine injection), pharmacologic stress agents indicated for radionuclide myocardial perfusion imaging/scintigraphy (MPI/S) in patients unable to undergo adequate exercise stress; Prograf® (tacrolimus), an immunosuppressant indicated for the prophylaxis of organ rejection in patients receiving organ transplants; and VESIcare® (solifenacin succinate), indicated for the treatment of overactive bladder with symptoms of urgency, frequency, and urge incontinence.
Astellas is publicly traded on the Tokyo Stock Exchange. For more information about Astellas Pharma Inc., please visit www.astellas.com. For more information about Astellas Pharma US, Inc., please visit http://www.us.astellas.com/.
Additional Information
This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell CV Therapeutics, Inc. common stock. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials) filed by Astellas with the Securities and Exchange Commission (“SEC”) on February 27, 2009. These materials, as they may be amended from time to time, contain important information, including the terms and conditions of the offer, that should be read carefully before any decision is made with respect to the tender offer. Investors and security holders may obtain a free copy of these materials and other documents filed by Astellas with the SEC at the website maintained by the SEC at www.sec.gov. The Offer to Purchase, Letter of Transmittal and other related tender offer materials may also be obtained for free by contacting the information agent for the tender offer, Georgeson Inc. at (212) 440-9800.
Each of Astellas and Astellas US Holding, Inc. and certain of their directors and executive officers, as well as the individuals nominated by Astellas US Holding, Inc. for election to CV Therapeutics, Inc.’s board of directors, may be deemed to be participants in a solicitation of proxies in connection with CV Therapeutics, Inc.’s 2009 Annual Meeting of Stockholders or at any adjournment or postponement thereof. Information regarding Astellas’ and Astellas US Holding, Inc.’s directors and executive officers is available in the Schedule TO and other documents filed by Astellas with the SEC as described above, and further information will be available in Astellas’ proxy statement to be filed with the SEC in connection with the solicitation of proxies in due course. As of the date of this filing, Astellas US Holding, Inc. is the record holder of 54,270 shares of common stock of CV Therapeutics, Inc. and Astellas is deemed to be the beneficial owner of 54,270 shares of common stock of CV Therapeutics, Inc. Stockholders of CV Therapeutics, Inc. are advised to read Astellas’ proxy statement when it becomes available, because it will contain important information. Stockholders of CV Therapeutics, Inc. and other interested parties may obtain, free of charge, copies of the proxy statement (when available), and any other documents filed by Astellas with the SEC in connection with the proxy solicitation, at the SEC’s website as described above. The proxy statement (when available) and these other documents may also be obtained free of charge by contacting Georgeson Inc. at the number listed above.
No assurance can be given that the proposed transactions described herein will be consummated by Astellas, or completed on the terms proposed or any particular schedule, that the proposed transactions will not incur delays in obtaining the regulatory, board or stockholder approvals required for such transactions, or that Astellas will realize the anticipated benefits of any proposed transactions.

Any information regarding CV Therapeutics contained herein has been taken from, or is based upon, publicly available information. Although Astellas does not have any information that would indicate that any information contained herein is inaccurate or incomplete, Astellas does not undertake any responsibility for the accuracy or completeness of such information.
Astellas does not undertake, and specifically disclaims, any obligation or responsibility to update or amend any of the information above.